Exhibit 99.1

Polar Power Reports Second Quarter 2023 Financial Results

GARDENA, CA – August 14, 2023 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the three and six months ended June 30, 2023.

Key Q2 2023 Results and Highlights:

Financial Results for the Three and Six Months Ended June 30, 2023

●	Net sales for Q2 2023 were $5.5 million, a 31% increase compared to $4.2 million in the same period last year. Net sales for the six months ended June 30, 2023 were $9.7 million, a 22% increase, as compared to $7.9 million in the same period last year.

●	Gross profit during the Q2 2023 increased 39%, to $1.4 million, as compared to $1.0 million in the same period in 2022. Gross margins during Q2 2023 increased to 26.4%, as compared to 24.8% during Q2 2022. Gross profit during the six months ended June 30, 2023, increased 13%, to $2.2 million, as compared to $1.9 million for the same period in 2022. The increases in gross profit during the three- and six-months periods ended June 30, 2023 were primarily a result of improved labor efficiencies in manufacturing and utilization of previously written off obsolete inventory of $173,000 during Q2 2023 and $195,000 during the six-month period ended June 30, 2023.

●	Operating expenses remained constant at $1.7 million during Q2 2023, as compared to $1.7 million for Q2 2022. Operating expenses for the six months ended June 30, 2023 decreased 6% to $3.5 million, as compared to $3.7 million for the same period in 2022. The decrease was primarily due to staff reductions in sales and engineering.

●	Net loss for Q2 2023 totaled $436,000, or $(0.03) per basic and diluted share, compared to a net loss of $739,000, or $(0.06) per basic and diluted share in Q2 2022. Net loss for the six months ended June 30, 2023 totaled $1.5 million, or $(0.12) per basic and diluted share, compared to a net loss of $1.8 million, or $(0.15) per basic and diluted share during the same period in 2022.

●	Cash and cash equivalents at June 30, 2023 were $292,000, as compared to $211,000 at December 31, 2022. We had $17.7 million in inventory at June 30, 2023, as compared to $15.4 million at December 31, 2022. Working capital was $15.4 million at June 30, 2023, as compared to $17.3 million at December 31, 2022

●	Backlog as of the end of Q2 2023 was $5.9 million, of which 68% is from orders of the Company’s DC power generators from telecommunications customers in the U.S., 23% from telecommunications customers in international markets, 6% from customers in the military market, 2% from customers in the marine market, and 3% from customers in other markets.

Management Commentary

The Company’s net sales increased 31% in Q2 2023, as compared to Q2 2022, and gross profit increased 39% during Q2 2023 when compared to Q2 2022. During Q2 2023, sales to telecommunications customers in the U.S. represented 68% of total net sales, sales to telecommunications customers outside the U.S. represented 29%, sales to customers in the military market represented 2%, and sales to other markets represented less than 1%. During Q2 2022, sales to telecommunications customers in the U.S. represented 97% of total net sales, sales to telecommunications customers outside the U.S. represented 2%, and sales customers other markets represented less than 2%.

For the six months ended June 30, 2023, the Company’s net sales increased 22% when compared to the same period in 2022, and gross profit increased 13% for the six months ended June 30, 2023, as compared to the same period in 2022. During the six months ended June 30, 2023, sales to telecommunications customers in the U.S. represented 68% of total net sales, sales to telecommunications customers outside the U.S. represented 28%, sales to customers in the military market represented 3%, and sales to other markets represented less than 1%. During the six-month period ended June 30, 2022, sales to telecommunications customers in the U.S. represented 98% of total net sales, sales to telecommunications customers outside the U.S. represented 1%, and sales to customers in other markets represented less than 1%.

The Company’s ongoing sales and marketing efforts overseas resulted in an increase of approximately 2100% in sales of DC generators to telecommunications customers in international markets during the three- and six-months ended June 30, 2023, as compared to the same periods in 2022. The Company has several telecommunications customers in the south pacific region using the Company’s DC generators to develop the telecommunications infrastructure in this region and supply rural areas with broadband services. As of June 30, 2023, 25% of the total backlog, or $1.5 million, represents purchase orders of DC generators for customers in international markets.

Telecommunications customers in international markets are primarily purchasing the Company’s DC generators for off-grid (i.e., areas where wireless towers are not connected to an electrical grid) and bad-grid (i.e., areas where wireless towers are connected to an electrical grid that loses power more than eight hours) applications. The Company’s solar hybrid power systems, which integrate solar energy storage with natural gas/LPG powered generators, are ideal for off-grid and bad-grid applications. The Company’s backlog as of June 30, 2023, includes approximately $1.1 million in orders for solar hybrid power systems, which are expected to ship during the Q3 2023.

The Company believes the implementation and ongoing development of 5G networks along with programs to develop the telecommunications infrastructure in rural and underdeveloped countries will continue to fuel the Company’s growth in the telecommunications market over the next five to ten years.

The Company launched the Toyota 1KS during Q1 2023. The Company believes the Toyota prime power engines, when configured into generators, will provide strong opportunities for growth and diversification in line with the Company’s long-term plan. This engine platform is expected to easily facilitate the shift from diesel to natural gas and LPG (liquid petroleum gas, aka propane or butane). LPG and natural gas fuel reduce carbon emissions between 16% to 27% and, when combined with the increased fuel efficiency of DC generators and solar technologies, emissions become very minimal. The Toyota 1KS prime power engines have much lower maintenance requirements when compared to diesel engines and the current LPG and natural gas backup generators from the major brands. The Toyota 1KS engine will be focused on applications in telecommunications, microgrids, electric vehicle (“EV”) charging, and CHP (combined heat and power).

Company has purchased a large number of Toyota engines over the last three years in anticipation of launching the Toyota engine, requiring significant working capital, but believes it is well positioned to meet anticipated demand. This inventory is expected to convert back to cash as product sales accelerate. As a hedge against the world supply chain problems, Polar Power has maintained large inventory levels on critical items.

The Company is in the process of upgrading its mobile EV charging systems to the universal combined charging system standard (CCS) to reach the mobile EV charging market. The Company is taking orders for the Company’s new line of EV chargers and expects to have them available before the end of the first quarter of 2024. Mobile EV chargers are used for emergency roadside service, providing a fast-charging solution for EVs that have run out of charge before reaching a stationary charging facility.

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, EV charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar Power’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that the implementation and ongoing development of 5G networks along with programs to develop the telecommunications infrastructure in rural and underdeveloped countries will continue to fuel the Company’s growth in the telecommunications market over the next five to ten years; Polar Power’s belief that Toyota prime power engines will provide strong opportunities for growth and diversification; Polar Power’s expectation that its line of EV chargers will be available in the year 2024; and Polar Power’s expectations that it’s large investments in inventory, including engines, will convert back to cash as product sales accelerate are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for its solar hybrid power systems and mobile EV chargers; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; the impact of inflation and changing prices on raw materials; supply chain constraints causing significant delays in sourcing raw materials; labor shortages as a result of the pandemic, low unemployment rates, or other factors limiting the availability of qualified workers; and other events, factors and risks. It undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$292	$211
Accounts receivable	3,718	2,230
Inventories, net	17,689	15,460
Prepaid expenses	1,050	2,629
Employee retention credit receivable	2,000	2,000
Income taxes receivable	787	787
Total current assets	25,536	23,317

Other assets:
Operating lease right-of-use assets, net	2,178	240
Property and equipment, net	505	538
Deposits	93	93

Total assets	$28,312	$24,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,429	$230
Customer deposits	1,535	2,126
Accrued liabilities and other current liabilities	1,242	1,231
Operating lease liabilities, current portion	717	268
Notes payable-related party, current portion	160	—
Notes payable, current portion	135	211
Line of credit	4,927	1,884

Total current liabilities	10,145	5,950

Notes payable, net of current portion	8	57
Operating lease liabilities, net of current portion	1,527	—

Total liabilities	11,680	6,007

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 12,967,027 shares issued and 12,949,550 shares outstanding on June 30, 2023, and 12,967,027 shares issued and 12,949,550 shares outstanding on December 31, 2022	1	1
Additional paid-in capital	37,331	37,331
Accumulated deficit	(20,660)	(19,111)
Treasury Stock, at cost (17,477 shares)	(40)	(40)
Total stockholders’ equity	16,632	18,181

Total liabilities and stockholders’ equity	$28,312	$24,188

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales	$5,587	$4,274	$9,777	$7,983
Cost of Sales	4,112	3,213	7,548	6,017
Gross profit	1,475	1,061	2,229	1,966

Operating Expenses
Sales and marketing	310	400	642	805
Research and development	338	350	684	826
General and administrative	1,137	1,036	2,248	2,167
Total operating expenses	1,785	1,786	3,574	3,798

Loss from operations	(310)	(725)	(1,345)	(1,832)

Other income (expenses)
Interest expense and finance costs	(126)	(14)	(204)	(27)
Total other income (expenses), net	(126)	(14)	(204)	(27)

Net loss	$(436)	$(739)	$(1,549)	$(1,859)

Net loss per share – basic and diluted	$(0.03)	$(0.06)	$(0.12)	$(0.15)
Weighted average shares outstanding, basic and diluted	12,949,550	12,788,203	12,949,550	12,788,203

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(1,549)	$(1,859)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	226	264
Changes in operating assets and liabilities
Accounts receivable	(1,488)	249
Inventories	(2,229)	(2,968)
Prepaid expenses	1,579	(380)
Decrease in operating lease right-of-use asset	454	334
Accounts payable	1,199	(193)
Customer deposits	(591)	2,588
Accrued expenses and other current liabilities	11	8
Decrease in operating lease liability	(416)	(354)
Net cash used in operating activities	(2,804)	(2,311)

Cash flows from investing activities:
Acquisition of property and equipment	(194)	(15)
Net cash used in investing activities	(194)	(15)

Cash flows from financing activities:
Proceeds from advances from credit facility	3,044	—
Proceeds from notes payable, related party	160	—
Repayment of notes payable	(125)	(119)
Net cash provided by (used in) financing activities	3,079	(119)

Increase (decrease) in cash and cash equivalents	81	(2,445)
Cash and cash equivalents, beginning of period	211	5,101
Cash and cash equivalents, end of period	$292	$2,656